Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Marty E. Adams
Chairman, President and CEO
Sky Financial Group, Inc.
419-254-6182

McBane to Retire from Sky Financial Group Board of Directors

January 3, 2005 - Bowling Green, Ohio - Sky Financial Group, Inc. (Bowling Green, Ohio, NASDAQ: SKYF) announced the retirement of James C. McBane from the Sky Financial Group Board of Directors effective December 31, 2004.

“Jim’s knowledge and breadth of experience have greatly enhanced our board and he has played an integral role in Sky’s evolution,” stated Marty Adams, chairman, president and CEO of Sky Financial Group. “Although he is retiring from the Sky Financial Group Board, I am grateful that he is allowing us to continue to use his expertise on the regional board of Sky Bank’s Ohio Valley Region and I look forward to working with him in Sky’s future endeavors.”

McBane stated, “It has been a wonderful experience and privilege to be a part of a small bank that in 1964 had four employees and just over one million in deposits that evolved through growth, mergers and acquisitions to a $15 billion financial services holding company with over 4,000 employees.”

A lifelong resident of Bergholz, Ohio, McBane is the president of McBane Insurance and Financial Services, Inc. His service as a bank director began in 1964 with the former Bergholz State Bank. In 1972, McBane became a director of Citizens Bancshares, Inc. when Citizens acquired Bergholz State Bank eventually becoming chairman of the board. In 1998, when Citizens and the former Mid Am, Inc. merged to form Sky Financial Group, McBane became a member of the newly formed Sky Financial Group Board, where he served as vice chairman of the board and chairman of the executive committee. He also served on the board of Sky Financial Solutions, Inc., Sky Financial’s former dental financing affiliate.

About Sky Financial Group, Inc.

Sky Financial Group is a $15 billion diversified financial holding company with its headquarters located in Bowling Green, Ohio. Sky’s asset size places it among the 50 largest publicly-held bank holding companies in the nation. The company operates over 280 financial centers and over 300 ATMs serving communities in Ohio, Pennsylvania, Michigan, Indiana and West Virginia. Sky’s financial service affiliates include: Sky Bank, commercial and retail banking; Sky Trust, an asset management organization; and Sky Insurance, retail and commercial insurance agency services. Sky is located on the web at www.skyfi.com.